Exhibit 99.2

ADMA Biologics Announces Pricing of Upsized $82.3 Million Public Offering of Common Stock

RAMSEY, N.J. and BOCA RATON, Fla., Feb. 6, 2020 (Global Newswire) - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”) an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases, today announced the pricing of its previously announced underwritten public offering of 23,500,000 shares of its common stock at a public offering price of $3.50 per share, resulting in gross proceeds of approximately $82.3 million before deducting underwriting discounts and commissions and other estimated offering expenses.

The offering is expected to close on February 11, 2020, subject to the satisfaction of customary closing conditions. The Company has also granted the underwriters a 30-day option to purchase up to 3,525,000 additional shares of common stock at the public offering price less the underwriting discount.

ADMA intends to use the net proceeds from this offering (i) for the procurement of raw materials for the manufacturing of BIVIGAM and ASCENIV; (ii) to support the ongoing commercial sales of BIVIGAM and ASCENIV; (iii) to expand the manufacturing capacity of its Boca Facility, including supply chain functions, and enhance the robustness of its supply chain oversight; (iv) to expand its plasma collection facility network; (v) for research and development and business development opportunities; and (vi) for general corporate purposes and other capital expenditures.

Morgan Stanley and Jefferies LLC are acting as joint book-running managers for the offering. Oppenheimer & Co. Inc. is acting as co-manager for the offering.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-234107) previously filed with the Securities and Exchange Commission (“SEC”) on October 4, 2019, and declared effective by the SEC on October 15, 2019. The offering will be made only by means of a written prospectus and a prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and an accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, or from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at (877) 821-7388; or by e-mail at Prospectus_Department@Jefferies.com.

Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and its accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in the preliminary prospectus supplement and its accompanying prospectus, which provide more information about the Company and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ADMA Biologics, Inc. (ADMA)
ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA) approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include statements about the offering, including the expected timing of its closing, and ADMA’s intended use of proceeds generated from the offering. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering and the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Brian Lenz

Executive Vice President and Chief Financial Officer | 201-478-5552 | www.admabiologics.com

INVESTOR RELATIONS CONTACT:

Sam Martin

Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com